Exhibit 16.0

October 1, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Abington Bancorp, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Change in the Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated on, or about, October 1, 2009 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ BEARD MILLER COMPANY LLP